Exhibit 15.1
The Board of Directors and Stockholders
Kansas City Southern:
Re: Registration Statement Nos. 002-85200, 002-81228, 002-66477, 002-70370, 002-62526, 033-50517, 033-50519, 033-64511, 033-59388, 033-54168, 033-08880, 333-91993, 333-73122, 333-58250, 333-51854, 333-91478, 333-126207, 333-154793 and 333-164240 on Form S-8 and 333-155601 on Form S-3
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 27, 2010 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
KPMG LLP
Kansas City, Missouri
April 27, 2010